                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement            [_]  Confidential, for Use of the
                                                 Commission Only (as Permitted
[X]  Definitive Proxy Statement                  by Rule 14a-6(e)(2))

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12


                            Rainmaker Systems, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                            Rainmaker Systems, Inc.
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

                              [LOGO OF RAINMAKER]

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 17, 2000

TO THE STOCKHOLDERS OF
RAINMAKER SYSTEMS, INC.:

   NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Rainmaker Systems, Inc., a Delaware corporation (the "Company"), will be held on Wednesday, May 17, 2000, at 1:00 p.m. Pacific Daylight Savings Time at the Holiday Inn, 611 Ocean Street, Santa Cruz, California, 95060 for the following purposes, as more fully described in the Proxy Statement accompanying this
Notice:

  1. To elect two directors to serve on the Company's Board of Directors for a three-year term ending in the year 2003 or until their successors are duly elected and qualified;

  2. To ratify the appointment of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending December 31, 2000; and

  3. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

   Only stockholders of record at the close of business on March 24, 2000 are entitled to notice of and to vote at the Annual Meeting. The stock transfer books of the Company will remain open between the record date and the date of the meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at the executive offices of the Company.

   All stockholders are cordially invited to attend the meeting in person. Whether or not you plan to attend, please sign and return the enclosed proxy as promptly as possible in the envelope enclosed for your convenience. Should you receive more than one proxy because your shares are registered in different names and addresses, each proxy should be signed and returned to assure that all your shares will be voted. You may revoke your proxy at any time prior to the Annual Meeting. If you attend the Annual Meeting and vote by ballot, your proxy will be revoked automatically and only your vote at the Annual Meeting will be counted.

                                          Sincerely,

                                          Martin Hernandez
                                          Secretary

Scotts Valley, California
April 10, 2000


    YOUR VOTE IS VERY IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY, COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE.

                              [LOGO OF RAINMAKER]

                            Rainmaker Systems, Inc.
                             1800 Green Hills Road
                        Scotts Valley, California 95066

                               ----------------

                                PROXY STATEMENT
                    FOR THE ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON MAY 17, 2000

                               ----------------

General

   The enclosed proxy ("Proxy") is solicited on behalf of the Board of Directors of Rainmaker Systems, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on Wednesday, May 17, 2000 (the "Annual Meeting"). The Annual Meeting will be held at 1:00 p.m. Pacific Daylight Savings Time at the Holiday Inn, 611 Ocean Street, Santa Cruz, California, 95060. These proxy solicitation materials were mailed on or about April 10, 2000 to all stockholders entitled to vote at the Annual Meeting.

Voting; Quorum

   The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice and are described in more detail in this Proxy Statement. On March 24, 2000, the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting, 38,392,441 shares of the Company's common stock, par value $0.001 (the "Common Stock"), were issued and outstanding. No shares of the Company's Preferred Stock, par value $0.001, were outstanding. Each holder of shares of Common Stock is entitled to one vote per share held by such holder on March 24, 2000.

   In the election of directors, the two nominees receiving the highest number of affirmative votes shall be elected. Proposal 2 must be approved by the affirmative vote of holders of outstanding shares of Common Stock representing a majority of the voting power present in person or represented by proxy at the Annual Meeting and entitled to vote on the subject matter. The presence at the Annual Meeting, either in person or by proxy, of holders of shares of outstanding Common Stock entitled to vote and representing a majority of the voting power of such shares shall constitute a quorum for the transaction of business. Abstentions and shares held by brokers that are present in person or represented by proxy but that are not voted because the brokers were prohibited from exercising discretionary authority ("broker non-votes") will be counted for the purpose of determining if a quorum is present. Abstentions will be counted towards the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes, whereas broker non-votes will not be counted for purposes of determining whether a proposal has been approved. The inspector of election appointed for the meeting will tabulate all votes and will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Proxies

   If the enclosed form of Proxy is properly signed and returned, the shares represented thereby will be voted at the Annual Meeting in accordance with the instructions specified thereon. If the Proxy does not specify how the shares represented thereby are to be voted, the Proxy will be voted FOR the election of each of the two nominees to the Board of Directors listed in the Proxy, unless the authority to vote for the election of any such nominee is withheld and, if no contrary instructions are given, the Proxy will be voted FOR the approval of Proposal 2 described in the accompanying Notice and this Proxy Statement. You may revoke or change your Proxy at any time before the Annual Meeting by filing with the Secretary of the Company at the Company's principal executive offices, located at 1800 Green Hills Road, Scotts Valley, California 95066, a notice of revocation or another signed Proxy with a later date. You may also revoke your Company's Proxy by attending the Annual Meeting and voting in person.

Solicitation

   The Company will bear the entire cost of the solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement, the Proxy and any additional solicitation materials furnished to the stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. The Company may reimburse such persons for their costs in forwarding the solicitation materials to such beneficial owners. The original solicitation of proxies by mail may be supplemented by a solicitation by telephone, telegram or any other means by directors, officers or employees of the Company. No additional compensation will be paid to these individuals for any such services. Except as described above, the Company does not presently intend to solicit proxies by any process other than by mail.

Deadline for Receipt of Stockholder Proposals

   Proposals of stockholders of the Company that are intended to be presented by such stockholders at next year's Annual Meeting of Stockholders must be received no later than January 17, 2001, in order that they may be included in the proxy statement and form of proxy relating to that meeting. In addition, the proxy solicited by the Board of Directors for next year's Annual Meeting of Stockholders will confer discretionary authority to vote on any stockholder proposal presented at that meeting, unless the Company receives notice of such proposal on or before February 26, 2001.

                  MATTERS TO BE CONSIDERED AT ANNUAL MEETING

                      PROPOSAL ONE: ELECTION OF DIRECTORS

General

   The Company's Certificate of Incorporation provides for a classified Board of Directors consisting of three classes of directors with staggered three-year terms, with each class consisting, as nearly as possible, of one-third of the total number of directors. The Board currently consists of five persons. The class whose term of office expires at the Annual Meeting currently consists of two directors. The directors elected to this class will serve for a term of three years, expiring at the 2003 annual meeting of stockholders or until their successors have been duly elected and qualified. The nominees listed below are currently directors of the Company. If this proposal is approved, the Board will consist of five persons, with two classes consisting of two directors each and the third class consisting of one director.

   Each returned Proxy can only be voted for the number of persons nominated(two). Unless individual stockholders specify otherwise, each returned Proxy will be voted FOR the election of the two nominees who are listed below. If, however, any of the nominees named herein is unable to serve or declines to serve at the time of the Annual Meeting, the persons named in the enclosed Proxy will exercise discretionary authority to vote for substitutes. The nominees for election have agreed to serve if elected, and management has no reason to believe that any of the nominees will be unavailable to serve.

Nominees for Term Ending Upon the 2003 Annual Meeting of Stockholders

   Michael Silton, 35, has served as a director of the Company since inception. Mr. Silton has served as President and Chief Executive Officer since October 1997 and the Company's Chairman of the Board since inception. In 1991, he founded the Company's former business UniDirect, which specialized in the direct marketing and sales of business software.

   Robert Leff, 53, has served as a director of the Company since 1996. Mr. Leff is chairman of Hiho Technologies, Inc. which provides a web-based B2B service that integrates Employee Resource Management. From 1980 to 1985, Mr. Leff served as President and from 1985 to 1994 he served as Co-Chairman of Merisel, Inc., a wholesale distributor of computer products, which he co-founded. Mr. Leff serves on the board of directors of PC ServiceSource, a service logistics company, and audiohighway.com, Inc., an internet company providing free audio content for consumers.

Continuing Directors for Term Ending Upon the 2001 Annual Meeting of
Stockholders

   Alok Mohan, 51, has served as a director of the Company since 1996. Mr. Mohan has been serving as Chairman of SCO, a software company, since April 1998. From July 1995 to April 1998, Mr. Mohan served as the Chief Executive Officer of SCO. Prior to that, Mr. Mohan served as Senior vice President, Operations and Chief Financial officer of SCO. Prior to joining SCO, Mr. Mohan was employed with NCR Corporation, a business software and services company, where he served as Vice President and General Manager of the Workstation Products Division, from January 1990 until July 1993 before assuming the position of Vice President of Strategic Planning and Controller from July 1993 to May 1994.

   Peter Silton, 68, has served as a director of the Company since 1996. From 1969 to 1987, Mr. Silton served as President of Silton Apparel Management Systems, a company which specialized in systems, software and computer operations for the apparel industry which he founded. Mr. Silton is the father of Michael Silton, the Company's Chairman, President and Chief Executive officer.

Continuing Director for Term Ending Upon the 2002 Annual Meeting of
Stockholders

   Andrew Sheehan, 42, has served as a director of the Company since February 1999. Since April 1998, Mr. Sheehan has been employed by and is a managing member of the general partner of ABS Capital Partners III, L.P. From 1985 to 1998, Mr. Sheehan held various positions at BT Alex Brown, most recently as Managing Director.

Board Committees and Meetings

   The Board of Directors held 5 meetings during the fiscal year ended December 31, 1999 (the "1999 Fiscal Year"). The Board of Directors has an audit committee and a compensation committee. Each director attended or participated in 75% or more of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all committees of the Board on which such director served during the 1999 Fiscal Year. The Board of Directors also consulted informally with management from time to time and acted by written consent seven times without a meeting during the 1999 Fiscal Year.

   Audit Committee. The audit committee consists of Andrew Sheehan, Alok Mohan and Peter Silton. The audit committee reviews and monitors the corporate financial reporting and external audit of the Company, including, among other things, the Company's control functions, the results and scope of the annual audit and other services provided by the Company's independent auditors and the Company's compliance with legal matters that have a significant impact on the Company's financial reports. The audit committee also consults with the Company's management and the Company's independent auditors prior to the presentation of financial statements to stockholders and, as appropriate, initiates inquiries into various aspects of the Company's financial affairs. In addition, the audit committee is responsible for considering and recommending the appointment of, and reviewing fee arrangements with, the Company's independent auditors. The audit committee was formed in May 1999 and held one meeting during the 1999 Fiscal Year.

   Compensation Committee. The compensation committee consists of Andrew Sheehan, Robert Leff and Peter Silton and reviews and approves salaries, benefits and bonuses for the Chief Executive Officer and Chief Financial Officer. It reviews and recommends to the Board of Directors on matters relating to employee compensation and benefit plans. The compensation committee also administers the Company's stock plans. The compensation committee was formed in May 1999 and held one meeting during the 1999 Fiscal Year.

Director Compensation

   Robert Leff was granted options to purchase 400,000 and 10,000 shares of common stock at an exercise price of $0.315 and $0.435 per share in 1996 and 1998, respectively. Alok Mohan was granted options to purchase 200,000, 10,000 and 30,000 shares of common stock at an exercise price of $0.315, $0.435 and $0.50 per share in November 1996, September 1998 and December 1998, respectively. Peter Silton was granted options to purchase 49,000 and 10,000 shares of common stock at an exercise price of $0.06 and $0.435 per share in August 1995 and September 1998, respectively. The Company's directors do not receive cash compensation for their services on the Board. Alok Mohan and Peter Silton provide consulting services to the Company for which they are paid $1,500 and $2,500 per month, respectively. Under the Company's 1999 Stock Incentive Plan, each person who first becomes a non-employee board member after November 16, 1999 will receive an option grant for 10,000 shares of common stock on the date such individual joins the Board. In addition, on the date of each annual stockholders meeting held after November 16, 1999, each non-employee board member who continues to serve as a non-employee board member, including each of the Company's current non-employee board members, will automatically be granted an option to purchase 4,000 shares of common stock, provided such individual has served on the Board for at least six months.

Required Vote

   The two nominees receiving the highest number of affirmative votes of the outstanding shares of Common Stock, present or represented and entitled to be voted for them, shall be elected as directors. The Proxies cannot be voted for a greater number of persons than two.

Recommendation of the Board of Directors

   The Board of Directors recommends that the stockholders vote FOR the election of each of the nominees listed above.

              PROPOSAL TWO: RATIFICATION OF INDEPENDENT AUDITORS

   The Board of Directors has appointed the firm of Ernst & Young LLP, independent auditors for the Company during the 1999 Fiscal Year, to serve in the same capacity for the year ending December 31, 2000, and is asking the stockholders to ratify this appointment. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

Required Vote

   The affirmative vote of a majority of the shares represented and voting at the Annual Meeting is required to ratify the selection of Ernst & Young LLP. In the event that the stockholders do not approve the selection of Ernst & Young LLP, the appointment of the independent auditors will be reconsidered by the Board of Directors. Even if the selection is ratified, the Board of Directors in its discretion may direct the appointment of a different independent auditing firm at any time during the year if the Board of Directors believes that such a change would be in the best interests of the Company and its stockholders.

Recommendation of the Board of Directors

   The Board of Directors recommends that the stockholders vote FOR the ratification of the selection of Ernst & Young LLP to serve as the Company's independent auditors for the fiscal year ending December 31, 2000.

                                 OTHER MATTERS

   The Company knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the shares they represent as the Board of Directors may recommend. Discretionary authority with respect to such other matters is granted by the execution of the enclosed Proxy.

                            OWNERSHIP OF SECURITIES

   The following table sets forth certain information as of February 29, 2000 regarding the ownership of the Company's Common Stock by:

  . each person who is known by the Company to own more than five percent of the Company's Common Stock;

  .  each Named Executive Officer;

  .  each of the Company's directors;

  .  all of the Company's directors and executive officers as a group.

   Beneficial ownership is determined in accordance with the rules and regulations of the Securities and Exchange Commission. Shares subject to options that are exercisable currently or within 60 days of February 29, 2000 are deemed to be outstanding and beneficially owned by the person for the purpose of computing share and percentage ownership of that person. They are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table and as affected by applicable community property laws, all persons listed have sole voting and investment power for all shares shown as beneficially owned by them. Unless otherwise indicated, all addresses for the stockholders set forth below is c/o Rainmaker Systems, Inc., 1800 Green Hills Road, Scotts Valley, California 95066.

                                                   Number of Shares
                                Number of Shares  Beneficially Owned
                               Beneficially Owned   as a Result of
                                 (Including the        Options
                                Number of Shares  Exercisable Within Percentage
                                  Shown in the        60 Days of      of Shares
   Name of Beneficial Owner      Second Column)   February 29, 2000  Outstanding
   ------------------------    ------------------ ------------------ -----------
ABS Capital Partners III,
 L.P. ........................      8,507,248                           22.2%
  101 California Street,
  47th Floor
  San Francisco, California
   94111

Michael Silton (1)............      5,968,778                           15.5

The Santa Cruz Operation,
 Inc. ........................      3,705,767                            9.6
  425 Encinal Street
  Santa Cruz, California 95060

Laurel James (2)..............      3,133,096                            8.2
Bernard Jubb (3)..............      3,056,116                            8.0
Robert Mason..................        790,100           675,157          2.0
Richard Marotta...............        630,250           520,050          1.6
Eric Anderson.................         88,000            88,000            *
Randy Lowe....................        547,000           372,000          1.4
Peter Silton (4)..............        887,000            59,000          2.3
Robert Leff...................        410,000            10,000          1.1
Andrew Sheehan (5)............      8,507,248                           22.2
Alok Mohan (6)................      3,945,767           240,000         10.2

All directors and executive
 officers as a group (14
 persons).....................     22,407,973         2,546,161         54.7%

--------
 *  Less than 1%.

(1) Includes 15,000 shares held by Michael Silton as Trustee of the Petra Silton Children's Trust.

(2) Includes 3,133,096 shares held by Laurel F. James, Trustee of the Laurel Ann James Grantor Trust dated July 3, 1997.

(3) Includes 3,056,116 shares held by Bernard P. Jubb, TTE UTD 11/11/97.

(4) Includes 32,000 shares held by Peter Silton as Trustee of the Anthony and Deborah Romain Irrevocable Trust.

(5) Mr. Sheehan is a managing member of ABS Capital Partners III, LLC, which is a general partner of ABS Capital Partners III, L.P. Mr. Sheehan disclaims beneficial ownership of all shares held by ABS Capital Partners III, L.P. except to the extent of his pecuniary interest therein.

(6) Mr. Mohan is the Chairman of SCO. Mr. Mohan disclaims beneficial ownership of all shares held by SCO except to the extent of his pecuniary interest therein.

                 EXECUTIVE COMPENSATION AND OTHER INFORMATION

Executive Officers

   The following table provides certain information with respect to our directors, executive officers and certain key employees:

             Name              Age                  Position
             ----              ---                  --------
 Michael Silton..............  35  Chairman of the Board, President and Chief
                                   Executive Officer
 Martin Hernandez............  42  Chief Financial Officer and Secretary
 Janice Wissler..............  53  Executive Vice President, Worldwide Sales
                                   and Marketing
 Robert Mason................  43  Senior Vice President, Service Delivery
 Michael Tilson..............  47  Senior Vice President, Technology
                                   Development and Information Systems
 Randy Lowe..................  42  Vice President, Sales
 Richard Kiely, Ph.D. .......  45  Vice President and General Manager, Europe
 Richard Marotta.............  40  Vice President, Information Technology
 Tina Lally..................  28  Vice President, Marketing Service Delivery
 Winifred "Wink" Grelis......  51  Vice President, Corporate Marketing

   Michael Silton has served as President and Chief Executive Officer since October 1997 and our Chairman of the Board since inception. In 1991, he founded Rainmaker's former business UniDirect, which specialized in the direct marketing and sales of business software.

   Martin Hernandez has served as Secretary and Chief Financial Officer since October 1999. From May 1994 to October 1999, Mr. Hernandez held senior positions at Silicon Graphics, Inc., most recently as Director, Finance-Worldwide Sales and Marketing, and Director, Finance and Operations for the company's Cosmo Software subsidiary. From April 1991 to March 1994, he served as Director, Corporate Planning/Operations and Investor Relations for Meris Laboratories, Inc. From October 1988 to April 1991, Mr. Hernandez was a Senior Accountant with Price Waterhouse.

   Janice Wissler has served as Executive Vice President, Worldwide Sales and Marketing since May 1999. From July 1998 to May 1999, Ms. Wissler served as the Executive Vice President of Global PC, a start-up computer hardware company. From June 1994 to July 1998, she served as General Manager, Vice President, Worldwide Sales and Marketing for Traveling Software. Prior to joining Traveling Software, Ms. Wissler held senior positions in several software companies, including Vice President, International for Claris, President and Chief Executive Officer of Intelligent Graphics Corp., Director of Marketing Services at WordStar International and Director of Marketing and Sales for ITT Publishing.

   Robert Mason has served as Senior Vice President, Service Delivery since April 1999 and was the Chief Financial Officer and Secretary from May 1995 to April 1999. From May 1993 to May 1995, Mr. Mason served as the Chief Financial Officer, Chief Operating Officer and Secretary of General Micro Systems, Inc., a computer manufacturer. From May 1980 to May 1993, he held several positions at MAI Systems, an enterprise solution provider, most recently as the Director of Finance and Administration for North American sales. Mr. Mason is a CPA and a Certified Internal Auditor.

   Michael Tilson has served as Senior Vice President, Technology Development and Information Systems since September 1999. From March 1997 to August 1999, Mr. Tilson held executive positions at Decisive Technology Corporation including Senior Vice President, Business Development from March 1999 to August 1999, Chief Executive Officer from August 1998 to February 1999, and Vice President and General Manager, Service Division from March 1997 to July 1998. From August 1995 to February 1997, Mr. Tilson was Senior Vice President and Chief Information Officer for SCO. He also served as Senior Vice President of Services at SCO from August 1993 to August 1995.

   Randy Lowe has served as Vice President, Sales since February 1995. From October 1993 to February 1995, Mr. Lowe served as the General Manager of Distribution at Rainmaker. From August 1992 to September 1993, Mr. Lowe was employed at Specialix, a manufacturer of UNIX connectivity hardware.

   Richard Kiely, Ph.D. has served as Vice President and General Manager, Europe since September 1999. From April 1996 to September 1999, Dr. Kiely served as General Manager Europe for Traveling Software. From December 1994 to March 1996, he was Director, Sales Marketing and Operations for Hi Resolution, a UK-based networking software company. From April 1991 to May 1994, Dr. Kiely served as Managing Director for Claris International.

   Richard Marotta has served as Vice President, Information Technology since July 1995. From April 1984 to August 1997, Mr. Marotta also served as the President of Your Way Automation, a private company which specialized in distribution systems for commercial environments.

   Tina Lally has served as Vice President, Marketing Service Delivery since April 1999. Since joining Rainmaker in March 1994 as a member of our sales team, Ms. Lally has held various positions, including Director of Creative Services from February 1998 to April 1999.

   Winifred "Wink" Grelis has served as Vice President, Corporate Marketing since July 1999. From January 1995 to September 1998, she served as Senior Director of Corporate Communications for Adobe Systems, Inc., a graphic design and publishing software company. From March 1994 to January 1995, Ms. Grelis served as the Director of Market Services for The Nasdaq Stock Market, Inc. From September 1992 to March 1994, Ms. Grelis served as the Director of Customer Marketing of EO, Inc., a hardware and software company.

Summary of Cash and Certain Other Compensation

   The following table provides certain summary information concerning the compensation earned by the Company's Chief Executive Officer and each of the four other most highly compensated executive officers of the Company whose aggregate salary and bonus for the 1999 Fiscal Year were in excess of $100,000, for services rendered in all capacities to the Company for the fiscal years ended December 31, 1999 and 1998. The listed individuals are hereinafter referred to as the "Named Executive Officers." The compensation table excludes other annual compensation in the form of perquisites and other personal benefits that constitute the lesser of $50,000 or 10% of the total annual salary and bonus earned by each of the Named Executive Officers in each of the fiscal years ended December 31, 1999 and 1998.

                          Summary Compensation Table

                                                       Long-Term
                                         Annual       Compensation
                                      Compensation       Awards
                                    ----------------- ------------
                                                       Securities
                                                       Underlying   All Other
 Name and Principal Position   Year  Salary   Bonus     Options    Compensation
 ---------------------------   ---- -------- -------- ------------ ------------
 Michael Silton..............  1999 $304,774 $216,344       --       $ 2,054(4)
  Chairman, President and      1998  244,720  106,742       --       194,691(1)
  Chief Executive Officer

 Robert Mason(2).............  1999  233,266   33,908    50,000          --
  Senior Vice President,       1998  195,010   59,492    20,100      127,134(3)
  Service Delivery

 Richard Marotta.............  1999  183,706   36,300    10,000        2,500(4)
  Vice President, Information  1998  153,750   11,779   160,000          --
  Technology

 Eric Anderson...............  1999   87,846  126,794    10,100        2,389(4)
  Director, Sales

 Randy Lowe..................  1999  192,767   15,500   110,000        2,500(4)
  Vice President, Sales        1998  146,786   24,250    10,000          534(4)

--------
(1) Includes a relocation loan of $98,191 which was forgiven and $85,918 to account for the income tax liability associated with the loan forgiveness, $8,893 of life insurance premiums paid by us and $1,689 of 401(k) matching contributions paid by us.

(2) Served as Chief Financial Officer and Secretary in 1998.

(3) Includes a relocation loan of $67,804 which was forgiven and $59,330 to account for the income tax liability associated with the loan forgiveness.

(4) Represents 401(k) matching contributions paid by us.

Option/SAR Grants in Last Fiscal Year

   The following table contains information concerning the stock options granted to the Named Executive Officers during the 1999 Fiscal Year. All the grants were made under the Company's 1998 Stock Incentive Plan. No stock appreciation rights were granted to the Named Executive Officers during such fiscal year.

                                Individual Grants
                  ---------------------------------------------
                                                                   Potential
                                                                  Realization
                                                                Value at Assumed
                                                                Annual Rates of
                  Number of  % of Total                           Stock Price
                  Securities  Options                           Appreciation for
                  Underlying Granted to   Exercise               Option Term(1)
                   Options   Employees     Price     Expiration ----------------
      Name         Granted    in 1999   Per Share(2)    Date      5%      10%
      ----        ---------- ---------- ------------ ---------- ------- --------
Michael Silton..       --       --           --           --        --       --
Robert Mason....    50,000        2%       $1.64       4/8/09   $51,569 $130,687
Richard
 Marotta........    10,000      --          1.64       4/8/09    10,314   26,137
Eric Anderson...    10,100      --          0.83      2/22/09     5,272   13,360
Randy Lowe......   110,000        4         2.50      6/11/09   172,946  438,279

--------
(1) Each option listed in the table above was granted under the Company's 1998 Stock Option/Stock Issuance Plan. The options shown in this table vest as follows:

  . 25% upon the completion of one year of employment from the date of grant, and

  . 2.1% upon the completion of each month of employment thereafter such that after the next 36 months of employment all options will have vested.

  To the extent not already vested, all of these options will become vested in the event of a merger in which more than 50% of the Company's outstanding securities are transferred to persons different from those persons who are the Company's stockholders prior to the merger or upon the sale of substantially all the Company's assets in complete liquidation or dissolution. This acceleration feature does not apply in the event that the options are assumed by the successor corporation in the merger or are replaced with a cash incentive program.

  The potential realizable value is calculated based on the ten year term of the option at its time of grant. It is calculated based on assumed annualized rates of stock price appreciation from the exercise price at the date of grant of 5% and 10% (compounded annually) over the full term of the grant with appreciation determined as of the expiration date. The 5% and 10% assumed rates of appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projections of future common stock prices. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock and overall stock market conditions. The amounts reflected in the table may not necessarily be achieved.

(2) The exercise price may be paid in cash or in shares of Common Stock valued at fair market value on the exercise date. Alternatively, the option may be exercised through a cashless exercise procedure pursuant to which the optionee provides irrevocable instructions to a brokerage firm to sell the purchased shares and to remit to the Company, out of the sale proceeds, an amount equal to the exercise price plus all applicable withholding taxes. The compensation committee may also assist an optionee in the exercise of an option by (i) authorizing a loan from the Company in a principal amount not to exceed the aggregate exercise price plus any tax liability incurred in connection with the exercise or (ii) permitting the optionee to pay the option price in installments over a period of years upon terms established by the compensation committee.

Aggregated Option Exercises and Fiscal Year End Values

   The following table provides information, with respect to the Named Executive Officers, concerning the exercise of options during the 1999 Fiscal Year and unexercised options held by them at the end of that fiscal year. None of the Named Executive Officers exercised any stock appreciation rights during the 1999 Fiscal Year and no stock appreciation rights were held by the Named Executive Officers at the end of such year.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                          AND FISCAL YEAR END VALUES

                                                      Number of Securities      Value of Unexercised
                                                     Underlying Unexercised    in-the-Money Options at
                           Shares                            Options            Fiscal Year End($)(2)
                         Acquired on     Value      ------------------------- -------------------------
          Name           Exercise(#) Realized($)(1) Exercisable Unexercisable Exercisable Unexercisable
          ----           ----------- -------------- ----------- ------------- ----------- -------------
Michael Silton..........       --           --            --           --            --           --
Robert Mason............   114,943      237,358       608,833       66,324    12,253,424   $1,254,455
Richard Marotta.........       --           --        442,062       77,988     8,848,534    1,533,282
Eric Anderson...........       --           --         59,280       28,820     1,181,319      567,964
Randy Lowe..............   195,000      308,100       256,583      115,417     5,178,692    2,068,438

--------
(1) Based upon the market price of the purchased shares on the exercise date less the option exercise price paid for those shares.

(2) Based upon the market price of $20.25 per share, determined on the basis of the closing sales price per share of the Company's Common Stock on the Nasdaq National Market on the last day of the 1999 Fiscal Year, less the option exercise price payable per share.

Employment Contracts, Termination of Employment and Change in Control
Arrangements

   The Company does do not currently have any employment agreements with any of the Company's Named Executive Officers. Accordingly, the Board of Directors may terminate the employment of any such officer at any time in its discretion.

Compensation Committee Interlocks and Insider Participation

   The compensation committee of the Company's Board of Directors currently consists of Robert Leff, Peter Silton and Andrew Sheehan. Prior to the formation of the Company's compensation committee in May 1999, all decisions relating to compensation of the Company's executive officers were made by the Board of Directors.

   On February 12, 1999, ABS Capital Partners III, L.P., purchased 7,926,829 shares of Series C preferred stock and currently holds more than five percent of the Company's outstanding stock. Andrew Sheehan is a managing member of the general partner of ABS Capital Partners , L.P and became a member of the Company's Board of Directors.

   In March 1999, we repurchased at a price of $1.64 per share:

  . 2,033,222 shares from Michael Silton, the Company's Chief Executive Officer and son of Peter Silton;

  .  150,000 shares of common stock from Peter Silton;

  .  58,800 shares from Petra Silton, a daughter of Peter Silton;

  .  30,000 shares from Triana Silton, a daughter of Peter Silton; and

  . 8,000 shares from Peter Silton, Trustee of the Anthony and Deborah Romain Irrevocable Trust.

   In December 1996 and January 1997, we loaned approximately $98,200 to Michael Silton, the son of Peter Silton, for relocation expenses which was payable without interest. In June 1998, we forgave the loan amount and paid Mr. Silton an additional $85,900 to account for the income tax liability associated with the loan forgiveness.

   None of the Company's executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of the Company's board of directors or compensation committee. No current member of the Company's compensation committee has ever been an officer or employee of the Company.

Board Compensation Committee Report on Executive Compensation

   It is the duty of the compensation committee to review and determine the salaries and bonuses of executive officers of the Company, including the Chief Executive Officer, and to establish the general compensation policies for such individuals. The compensation committee was formed in May 1999, however, decisions regarding the compensation of the Company's executive officers for the 1999 Fiscal Year were made by the Company's Board of Directors prior to the formation of the compensation committee. Such decisions have been ratified by the compensation committee.

   The compensation committee believes that the compensation programs for the Company's executive officers should reflect the Company's performance and the value created for the Company's stockholders. In addition, the compensation programs should support the short-term and long-term strategic goals and values of the Company and should reward individual contributions to the Company's success. The Company is engaged in a very competitive industry, and the Company's success depends upon its ability to attract and retain qualified executives through the competitive compensation packages it offers to such individuals.

   General Compensation Policy. The compensation committee's policy is to provide the Company's executive officers with compensation opportunities that are based upon their personal performance, the financial performance of the Company and their contribution to that performance, and that are competitive enough to attract and retain highly skilled individuals. Each executive officer's compensation package is comprised of two elements: (i) salary and bonus that approximates market and (ii) long-term stock-based incentive awards designed to strengthen the mutuality of interests between the executive officers and the Company's stockholders.

   Factors. The principal factors that were taken into account in establishing each executive officer's compensation package for the 1999 Fiscal Year are described below. The compensation committee may, however, in its discretion apply entirely different factors, such as different measures of financial performance, for future fiscal years.

   Base Salary. The base salary for each executive officer is established on the basis of each individual's personal performance and internal alignment considerations. The compensation committee's policy is to target base salary levels that approximates market for similar positions at peer companies to reflect the fact that each executive officer's overall compensation is primarily composed of an equity interest in the Company. The philosophy behind this strategy is to have a substantial portion of each executive officer's total compensation tied to the Company's performance and stock price appreciation in order to create a greater incentive to create value for the Company's stockholders.

   Long-Term Incentives. Generally, stock option grants are made annually by the compensation committee to certain of the Company's executive officers. Each grant is designed to align the interests of the executive officer with those of the stockholders and provide each individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. Each grant allows the officer to acquire shares of the Company's Common Stock at a fixed price per share (the market price on the grant date) over a specified period of time (up to ten years). Each option generally becomes exercisable in a series of installments over a four-year period, contingent upon the officer's continued employment with the Company.

Accordingly, the option will provide a return to the executive officer only if he remains employed by the Company during the vesting period, and then only if the market price of the shares appreciates over the option term.

   The size of the option grant to each executive officer is set by the compensation committee at a level that is intended to create a meaningful opportunity for stock ownership based upon the individual's current position with the Company, the individual's personal performance in recent periods and his or her potential for future responsibility and promotion over the option term. The compensation committee also takes into account the number of unvested options held by the executive officer in order to maintain an appropriate level of equity incentive for that individual. The relevant weight given to each of these factors varies from individual to individual. The compensation committee has established certain guidelines with respect to the option grants made to the executive officers, but has the flexibility to make adjustments to those guidelines at its discretion.

   CEO Compensation. The compensation committee has set the base salary of the CEO at levels that it believes approximates market for base salary levels of chief executive officers of those companies with which the Company competes for executive talent considering the substantial ownership interest of the CEO in the Company.

   Compliance with Internal Revenue Code Section 162(m). Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly held companies for compensation paid to certain of their executive officers, to the extent that compensation exceeds $1.0 million per covered officer in any fiscal year. The limitation applies only to compensation that is not considered to be performance-based. Non-performance-based compensation paid to the Company's executive officers for the 1999 Fiscal Year did not exceed the $1.0 million limit per officer, and the Compensation Committee does not anticipate that the non-performance-based compensation to be paid to the Company's executive officers for fiscal 2000 will exceed that limit. The Company's 1999 Stock Incentive Plan has been structured so that any compensation deemed paid in connection with the exercise of option grants made under that plan with an exercise price equal to the fair market value of the option shares on the grant date will qualify as performance-based compensation that will not be subject to the $1.0 million limitation. Because it is unlikely that the cash compensation payable to any of the Company's executive officers in the foreseeable future will approach the $1.0 million limit, the compensation committee has decided at this time not to take any action to limit or restructure the elements of cash compensation payable to the Company's executive officers. The compensation committee will reconsider this decision should the individual cash compensation of any executive officer ever approach the $1.0 million level.

   It is the opinion of the compensation committee that the executive compensation policies and plans provide the necessary total remuneration program to properly align the interests of each executive officer and the interests of the Company's stockholders through the use of competitive and equitable executive compensation in a balanced and reasonable manner, for both the short and long-term.

   Submitted by the compensation committee of the Company's Board of
Directors:

                                          Andrew Sheehan
                                          Robert Leff
                                          Peter Silton

Stock Performance Graph

   The graph depicted below shows a comparison of cumulative total stockholder returns for the Company, the Nasdaq Composite Index and an index of peer issuers selected in good faith by the Company which are in a similar line of business as the Company.


                             [GRAPH APPEARS HERE]

                                Nov 17, 1999    Nov 30, 1999    Dec 31, 1999
Rainmaker Systems, Inc.              100             121            109
NASDAQ Composite Index               100             102            124.50
Peer Group Index                     100              96            142

   The graph covers the period from November 17, 1999, the commencement date of the Company's initial public offering of shares of its Common Stock, to December 31, 1999. The graph assumes that $100 was invested on November 17, 1999 in the Company's Common Stock at the market closing price of $18.50 per share on November 17, 1999 and in each index, and that all dividends were reinvested. No cash dividends have been declared on the Company's Common Stock. Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

   The companies included in the index of peer issuers for purposes of the preceding Stock Performance Graph are: Digital Impact, Inc., Intraware, Inc., Digital River, Inc. and Breakaway Solutions, Inc. The returns of each component issuer included in the index of peer issuers are weighted according to the respective issuer's approximate market capitalization at November 17, 1999. The graph assumes that the market price per share of common stock of Digital Impact, Inc., on November 17, 1999, was the stock's closing price on November 23, 1999, the date of such company's initial public offering.

   The preceding Stock Performance Graph and the Compensation Committee Report are not considered proxy solicitation material and are not deemed filed with the Commission. Notwithstanding anything to the contrary set forth in any of the Company's previous filings made under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings made by the Company under those statutes, neither the preceding Stock Performance Graph nor the compensation committee Report is to be incorporated by reference into any such prior filings, nor shall such graph or report be incorporated by reference into any future filings made by the Company under those statutes.

Certain Transactions

   In addition to the transactions listed under "Compensation Committee Interlocks and Insider Participation" the Company also entered into the following transactions:

   On February 12, 1999, we issued 8,536,585 shares of Series C convertible participating preferred stock at $1.64 per share for cash proceeds of approximately $14 million. ABS Capital Partners III, L.P., or ABS, purchased 7,926,829 shares of Series C preferred stock. Concurrently with the closing of the Series C investment, we also issued 5,717,470 shares of Series D convertible participating preferred stock to SCO in exchange for all of the securities previously held by SCO, including a convertible debenture in the principal amount of $995,529, warrants to purchase 2,844,370 shares of common stock and Series A convertible preferred stock convertible into 2,873,100 shares of common stock.

   We purchased products and service agreements from SCO at a cost of $15.6 million in 1997, $15.9 million in 1998 and $17.5 million in 1999. Also, during 1997, 1998, and 1999, we received marketing development fund reimbursements of $995,000, $982,000, $992,000, respectively, from SCO. SCO holds more than five percent of the Company's outstanding shares of common stock.

   During April and May 1999, we used $7.9 million of the Series C investment proceeds to repurchase shares of common stock at a price of $1.64 per share from certain of the Company's stockholders, including:

  . 2,033,222 shares from Michael Silton the Company's Chief Executive Officer who holds more than five percent of the Company's outstanding common stock;

  . 1,048,904 shares from Laurel James, who holds more than five percent of the Company's outstanding common stock;

  . 1,033,884 shares from Bernard Jubb, who holds more than five percent of the Company's outstanding common stock;

  .  350,000 shares from SCO;

  .  150,000 shares from Peter Silton, a director and father of Michael
     Silton;

  . 58,800 shares from Petra Silton, a sister of Michael Silton and a daughter of Peter Silton;

  .  43,808 shares from Jill Silton, mother of Michael Silton;

  . 36,799 shares from Richard Marotta, the Company's Vice President, Information Technology;

  . 30,000 shares from Triana Silton, a sister of Michael Silton and a daughter of Peter Silton; and

  . 8,000 shares from Peter Silton, Trustee of the Anthony and Deborah Romain Irrevocable Trust.

   In connection with the repurchase of common stock, SCO elected to receive a put right to cause us, at SCO's option, to purchase additional shares of the Company's common stock. SCO subsequently exercised its put right, and we repurchased from SCO 540,642 shares in June 1999 and 540,642 shares in August 1999, at a price of $1.64 per share.

   In February 1999, we loaned $100,000 to Mr. Jubb as an advance of a portion of the purchase price for the anticipated repurchase of shares of common stock held by Mr. Jubb. The loan was secured by 60,975 shares of common stock and was repaid in April 1999 upon the repurchase of Mr. Jubb's shares as described above. No interest was charged on the loan.

   Richard Marotta, the Company's Vice President, Information Technology, was the President and sole stockholder of Your-Way Automation, Inc., which provided information technology consulting services and sales of hardware to us. For these services rendered to us, Your Way received fees of $599,355 in 1996, $774,842 in 1997 and $15,224 in 1998.

   We loaned approximately $67,800 during 1997 to Robert Mason for relocation expenses which was payable without interest. In June 1998, we forgave the loan amount and paid Mr. Mason an additional approximately $59,300 to account for the income tax liability associated with the loan forgiveness. Mr. Mason is Senior Vice President, Service Delivery and was the Company's Chief Financial Officer and Secretary from May 1995 to April 1999.

   Effective September 30, 1997, Bernard Jubb resigned as the Company's President and Chief Executive Officer. Mr. Jubb and Rainmaker entered into a Separation Agreement pursuant to which Mr. Jubb was engaged as a consultant for us following his resignation. Mr. Jubb was paid consulting fees of approximately $56,400 in 1997 and $267,600 in 1998, and his COBRA premiums from October 1997 to March 1999. Mr. Jubb's consulting arrangement with us terminated in February 1999. We also cancelled $21,000 of indebtedness owed by Mr. Jubb. Mr. Jubb also served as a director from January 1991 to February 1999. Mr. Jubb owns more than five percent of the Company's outstanding shares of common stock.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

   The members of the Board of Directors, the executive officers of the Company and persons who hold more than 10% of the Company's outstanding Common Stock are subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934 which require them to file reports with respect to their ownership of the Common Stock and their transactions in such Common Stock. Based upon (i) the copies of Section 16(a) reports which the Company received from such persons for their 1999 Fiscal Year transactions in the Common Stock and their Common Stock holdings, and (ii) the written representations received from one or more of such persons that no annual Form 5 reports were required to be filed by them for the 1999 Fiscal Year, the Company believes that all reporting requirements under Section 16(a) for such fiscal year were met in a timely manner by its directors, executive officers and greater than 10% beneficial owners.

Annual Report

   A copy of the Annual Report of the Company for the 1999 Fiscal Year has been mailed concurrently with this Proxy Statement to all stockholders entitled to notice of and to vote at the Annual Meeting. The Annual Report is not incorporated into this Proxy Statement and is not considered proxy solicitation material.

Form 10-K

   The Company filed an Annual Report on Form 10-K with the Commission on March 30, 2000]. Stockholders may obtain a copy of this report, free of charge, by writing to Investor Relations, Rainmaker Systems, Inc., 1800 Green Hills Road, Scotts Valley, California 95066.

                                          BY ORDER OF THE BOARD OF DIRECTORS
                                          OF RAINMAKER SYSTEMS, INC.

Dated: April 10, 2000

                            RAINMAKER SYSTEMS, INC.
                                     PROXY

                                  COMMON STOCK


                  Annual Meeting of Stockholders, May 17, 2000


         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

                            RAINMAKER SYSTEMS, INC.

     The undersigned revokes all previous proxies, acknowledges receipt of the Notice of the Annual Meeting of Stockholders to be held May 17, 2000 and the Proxy Statement and appoints Martin Hernandez and Michael Silton, and each of them, the Proxy of the undersigned, with full power of substitution, to vote all shares of Common Stock of Rainmaker Systems, Inc. (the "Company") which the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the Annual Meeting of Stockholders of the Company to be held at the Holiday Inn, 611 Ocean Street, Santa Cruz, California, 95060, on May 17, 2000 at 1:00 p.m. Pacific Daylight Savings Time, and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this Proxy shall be voted in the manner set forth on the reverse side.

    1. To elect two directors to serve for a three-year term ending in the year 2003 or until their successors are duly elected and qualified;

                                                 FOR       WITHHOLD
                                                           AUTHORITY
                                                           TO VOTE

        Michael Silton                           ______    ________

        Robert Leff                              ______    ________

        ________  For all nominees except as noted above.


    2.  FOR    AGAINST   ABSTAIN     To ratify the appointment of Ernst & Young
                                     LLP as independent auditors of the Company for the fiscal year ending December 31, 2000.

    3. In accordance with the discretion of the proxy holders, to act upon all matters incident to the conduct of the meeting and upon other matters as may properly come before the meeting.

     The Board of Directors recommends a vote IN FAVOR OF the directors listed above and a vote IN FAVOR OF each of the listed proposals. This Proxy, when properly executed, will be voted as specified above. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED IN FAVOR OF THE ELECTION OF THE DIRECTORS LISTED ABOVE AND IN FAVOR OF THE OTHER PROPOSALS.

     Please print the name(s) appearing on each share certificate(s) over which you have voting authority:

     ___________________________________________________________________________
                        (Print name(s) on certificate)

     Please sign your name:________________________________ Date:_______________
                              (Authorized Signature(s))